Exhibit 99.2

DIODES INCORPORATED

CORPORATE GOVERNANCE GUIDELINES

J.	Director Resignation Policy

1. Promptly following the receipt of the final report from the inspector of election relating to an election of directors (other than elections in which the number of nominees exceeds the number of directors to be elected), any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election, will tender his or her resignation for consideration by the Board. Subject to paragraphs 3 and 4 below, the Governance and Stockholder Relations Committee (the “Governance Committee”) will meet to consider the tendered resignation and make a recommendation to the Board concerning the action, if any, to be taken with respect to the resignation.

2. The Board will consider and act upon the Governance Committee’s recommendation within 90 days of certification of the vote at the annual meeting. In considering the resignation, the Governance Committee and the Board will consider all factors they deem relevant, including, without limitation, the underlying reason for the vote result, if known, the director’s contributions to the Company during his or her tenure, and the director’s qualifications. The Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions designed to cure the underlying cause as the Board may impose.

3. Subject to paragraph 4 of this Director Resignation Policy, any director nominee who tenders a resignation pursuant to the foregoing policy will not participate, as a member of either the Governance Committee or of the Board, in any deliberations concerning his or her resignation or the resignation of any other director nominee who similarly tendered his or her resignation by virtue of the vote at the same annual meeting of stockholders. If with respect to the same annual meeting of stockholders a majority of the members of the Governance Committee are required to tender their resignation pursuant to this policy, then, provided that there are at least two directors on the Board who the Board has determined to be “independent” pursuant to this policy and who are not required to tender their resignations in connection with the same annual meeting of stockholders (the “Non-Tendering Directors”), the Board will establish an ad hoc committee comprised of Non-Tendering Directors, and such committee will assume the role of the Governance Committee with respect to the tendered resignations. Notwithstanding the foregoing, if there are not at least two Non-Tendering Directors on the Board in connection with an annual meeting of stockholders, then the Board will consider the tendered resignations without the prior recommendation of a Board committee.

4. Notwithstanding anything to the contrary in this Director Resignation Policy, if the only directors who are not required to tender their resignations pursuant to these guidelines in connection with the same annual meeting of stockholders constitute three or fewer directors, then all the independent directors on the Board will participate in the Board’s consideration of whether to accept or reject the tendered resignations (whether the Board’s consideration follows a prior recommendation of the Governance Committee or a committee of Non-Tendering Directors or whether there is no Board committee involvement pursuant to paragraph 3 above), provided that a director will not participate in deliberations concerning his or her own resignation.

5. Within four business days of the decision regarding the tendered resignation, the Company will file with the SEC a report on Form 8-K disclosing the decision with respect to the resignation, describing the deliberative process and, if applicable, the specific reasons for rejecting the tendered resignation.